                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549



                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. )/1/


                                  CDnow, Inc.
                              ------------------
                               (Name of Issuer)


                          common stock, no par value
                      ----------------------------------
                        (Title of Class of Securities)


                                   125085100
                               -----------------
                                (CUSIP Number)


                               February 14, 1999
                               -----------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

  x  Rule 13d-1 (b)
  -
  _  Rule 13d-1 (c)

   _ Rule 13d-1 (d)


/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Grotech Partners IV LP  (Tax Id: 52-1846258)


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4           Maryland


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,646,661 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,646,661 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 Schedule 13G

Item 1(a).  Name of Issuer:

               CDnow, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
               1005 Virginia Drive
               Fort Washington, PA 19034
               -------------------------

Item 2(a).  Name of Person Filing:

               Grotech Partners IV LP
               ----------------------

Item 2(b).  Address of Principal Business Office or, if None, Residence:
               9690 Deereco
               Timonium, MD 21093
               ------------------

Item 2(c).  Citizenship:

               Delaware
               --------

Item 2(d).  Title of Class of Securities:

               common stock, no par value
               --------------------------

Item 2(e).  CUSIP Number:

               125085100
               ---------

Item 3.   If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

     (a)  [_]Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]Bank as defined in Section 3(a) (6) of the Exchange Act.

     (c)  [_]Insurance company as defined in Section 3(a) (19) of the Exchange
             Act.

     (d) [_]Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]An investment adviser in accordance with Rule 13d-1(b) (1) (ii)
             (E).

     (f) [_]An employee benefit plan or endowment fund in accordance with Rule 13d-1(b) (1) (ii) (F).

     (g) [_]A parent holding company or control person in accordance with Rule 13d-1(b) (1) (ii) (G).

     (h) [_]A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [_]A church plan that is excluded from the definition of an investment company under Section 3(c) (14) of the Investment Company Act.

     (j)  [_]Group, in accordance with Rule 13d-1(b) (1) (ii) (J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box.  __

Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  1,646,661 shares
                                      ----------------

     (b)  Percent of class:  9.2%
                             ----

     (c)  Number of shares as to which such person has:

          (i)    Sole power to vote or to direct the vote   1,646,661 shares
                                                            ----------------

          (ii)   Shared power to vote or to direct the vote

          (iii)  Sole power to dispose or to direct the disposition of

          (iv)   Shared power to dispose or to direct the disposition of
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                               February 10, 1999
                                                             -------------------
                                                                          (Date)


                                                             By: Grotech Capital
                                                                   Group IV, LLC
                                                                 General Partner

                                                        /s/ Jeffrey R. Schechter
                                                        ------------------------
                                                                     (Signature)


                                                    Jeffrey Schechter, Treasurer
                                                --------------------------------
                                                                    (Name/Title)